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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT

Board of Directors
International Aircraft Investors:

We consent to incorporation by reference in the registration statements (No. 333-46411 and 333-46413) on Form S-8 of International Aircraft Investors and subsidiaries of our report dated January 21, 2000 relating to the consolidated balance sheets of International Aircraft Investors and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 report on Form 10-K of International Aircraft Investors and subsidiaries.

                                          KPMG LLP

Los Angeles, California
March 27, 2000



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